Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Pebblebrook Hotel Trust:
We consent (a) to the use of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2010 and the period from October 2, 2009 (inception) to December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, and (b) to the use of our report dated March 31, 2011, with respect to the balance sheets of Westin Gaslamp Quarter, San Diego Hotel as of December 31, 2010 and 2009, and the related statements of operations, owner’s equity in hotel and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
McLean, Virginia
April 13, 2011